PRICING SUPPLEMENT NO. 24                                         Rule 424(b)(3)
DATED:  September 9, 2003                                    File No. 333-104455
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated April 24, 2003)

                                 $10,227,293,162
                         THE BEAR STEARNS COMPANIES INC.
                           Medium-Term Notes, Series B

Principal Amount: $75,000,000   Floating Rate Notes [x]     Book Entry Notes [x]

Original Issue Date: 9/9/2003   Fixed Rate Notes [ ]      Certificated Notes [ ]

Maturity Date:  9/9/2004      CUSIP#: 073928B44

Option to Extend Maturity:    No    [x]
                              Yes   [ ]  Final Maturity Date:


                                              Optional            Optional
                         Redemption           Repayment           Repayment
   Redeemable On          Price(s)             Date(s)            Price(s)
   -------------       --------------       -------------      -----------
        N/A                  N/A                 N/A                 N/A

Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:
--------------------------------------

Interest Rate Basis:                    Maximum Interest Rate:  N/A

[ ]  Commercial Paper Rate              Minimum Interest Rate:  N/A

[ ]  Federal Funds Effective Rate

[ ]  Federal Funds Open Rate            Interest Reset Date(s):  *

[ ]  Treasury Rate                      Interest Reset Period:  Monthly

[ ]  LIBOR Reuters                      Interest Payment Date(s):  **

[x]  LIBOR Telerate

[ ]  Prime Rate

[ ]  CMT Rate

Initial Interest Rate:  1.09%           Interest Payment Period:  Monthly

Index Maturity:  One Month

Spread (plus or minus):  -0.03%

*  On the 9th of each month prior to Maturity.

** On the 9th of each month, including the maturity date.



At May 31, 2003:

o the Company had outstanding (on an unconsolidated basis) approximately $39.8 billion of debt and other obligations, including approximately $36.7 billion of unsecured senior debt and $2.5 billion of unsecured inter-company debt; and

o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $163.9 billion of debt and other obligations (including $45.5 billion related to securities sold under repurchase agreements, $60.7 billion related to payables to customers, $29.2 billion related to financial instruments sold, but not yet purchased, and $28.5 billion of other liabilities, including $15.9 billion of debt).


The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.